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                                                                    Exhibit 99.1


News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



                    NATIONAL STEEL ANNOUNCES DEBT FINANCING


Mishawaka, IN, March 31, 1999 - National Steel Corporation (NYSE: NS) today announced that it sold $75 million aggregate principal amount of ten-year First Mortgage Bonds due 2009. The sale of the First Mortgage Bonds was a private offering to certain qualified institutional buyers. Net proceeds to the Company from the offering will be used for general corporate purposes.

The new First Mortgage Bonds have not been registered under the Securities Act of 1933 pursuant to an exemption from the registration requirements of the Act and may not be offered or sold in the United States absent registration or an available exemption from registration requirements.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.